                         SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934
                            (Amendment No.    )

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        EQUITABLE OF IOWA COMPANIES
             (Name of Registrant as Specified In Its Charter)
              John A. Merriman, Secretary and General Counsel
                  (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
        _______________________________________________________________
     2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        _______________________________________________________________
     4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        _____________________________________________
     2) Form, Schedule or Registration Statement No.:
        _____________________________________________
     3) Filing Party:
        _____________________________________________
     4) Date Filed:
        _____________________________________________

                          ______________________

                             604 Locust Street
                          Des Moines, Iowa 50309
                          ______________________

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              April 28, 1994
                           ____________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of EQUITABLE OF IOWA COMPANIES will be held in the Governor's Room of the Des Moines Club, 33rd Floor Ruan Center, Seventh and Grand Avenue, Des Moines, Iowa, on Thursday, April 28, 1994, at 9:30 a.m., Des Moines local time, for the following purposes:

     1.   To elect four directors.

     2.   To approve the appointment of auditors for the year 1994.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 10, 1994, will be entitled to notice of and to vote at the meeting or any adjournment thereof.

Shareholders are cordially invited to attend the meeting in person. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING IN PERSON, PLEASE DATE, INDICATE YOUR CHOICE ON THE MATTERS TO BE VOTED UPON, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

A copy of the Annual Report to Shareholders for 1993, including audited financial statements, is enclosed.

                    By Order of the Board of Directors.

                             John A. Merriman
                                 Secretary

Des Moines, Iowa
March 18, 1994

                        EQUITABLE OF IOWA COMPANIES

                              PROXY STATEMENT

              Annual Meeting of Shareholders, April 28, 1994


                            GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of EQUITABLE OF IOWA COMPANIES (the "Company"), 604 Locust Street, Des Moines, Iowa, 50309, for use at the Annual Meeting of Shareholders to be held April 28, 1994, and any adjournment thereof (the "Meeting"). When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the instructions contained therein. If no direction is given, proxies will be voted in favor of election of the four director nominees named herein, and approval of Ernst & Young as auditors for 1994. Any shareholder furnishing a proxy may revoke it at any time before it is voted either by voting in person or by delivering a revocation or later dated proxy to the Secretary of the Company. The Proxy Statement and the accompanying Proxies will be first mailed to shareholders on or about March 21, 1994.

The cost of the solicitation of the Proxies will be borne by the Company. Proxies may be solicited by the Board of Directors or management personally, by telephone or by facsimile.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.

                             VOTING SECURITIES

Only shareholders of record as of the close of business on March 10, 1994, will be entitled to the notice of and to vote at the Meeting. The Company has a single class of Common Stock without par value ("Common Stock"), of which 31,532,903 shares were outstanding and entitled to vote on such date. Shares present in person or represented by proxy at the Meeting will be tabulated for determination of whether or not a quorum is present. A quorum will be present if a majority of the votes entitled to be cast on a matter are represented for any purpose at the Meeting. Votes withheld for any director, abstentions and broker-dealer non- votes represented at the Meeting will be counted for quorum purposes, but will not be counted as votes cast with respect to any matter to come before the Meeting and will not affect the outcome of any matter. If a quorum exists, directors will be elected by a majority of the votes cast by the shares entitled to vote in the election and action on other matters, including appointment of auditors, will be approved if the votes cast favoring the action exceed the votes cast opposing the action. Holders of Common Stock are entitled to cumulative voting in the election of directors which means that each shareholder is entitled to as many votes as shall equal the number of votes which such shareholder would be entitled to cast multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director, or distribute them among the number to be voted for, or any two or more of them, as such shareholder may see fit. The Board of Directors unanimously recommends election of the nominees named herein and a vote "For" each of the other matters to be considered at the Meeting.


              SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following sets forth, as of March 10, 1994, security ownership with respect to beneficial owners of more than five percent of the Company's Common Stock.

Name and Address             Number of Shares    Percent of Class
_________________            ________________    ________________

Helen Hubbell Ingham (1)         3,034,136             9.6%
1429 North
Federal Hwy.
Ft. Lauderdale, FL 33304

Hans F. E. Wachtmeister          1,924,392             6.1%
Belmont Hill School
Belmont, MA  02178

(1) All shares held in a revocable trust of which her husband, Richard S. Ingham, a director of the Company is trustee. Excludes 87,984 shares held by a trust for the benefit of their children of which Mr. Ingham is co-trustee, and 17,228 shares owned directly by Mr. Ingham or in his revocable trust.

                           ELECTION OF DIRECTORS

The Board of Directors may consist of not less than 9 nor more than 15 members, divided into three classes. At each annual meeting of shareholders, the number of directors equal to the number of the class whose term expires at the time of such meeting shall be elected to hold office until the third succeeding annual meeting and until their successors are elected and qualified. There are presently eleven directors with the terms of three
expiring at the Meeting.   Dr. Drury, Messrs. Hubbell, Ingham, Jr., and Urban
have been nominated by the Board of Directors for election by the shareholders for terms ending in 1997, and all, except for Mr. Ingham, Jr., are presently directors of the Company. Mr. Ingham, Jr. is the son of Mr. and Mrs. Ingham. Consistent with the provisions of the Company's Restated Articles of Incorporation, Mr. Ingham, who served as a director of the Company during 1993, will be retiring from the Board of Directors as a result of attaining the age of seventy. Mr. Ingham's retirement will be effective upon the conclusion of the Meeting. Upon the election of the nominees the Board of Directors will consist of eleven members.

Although the Board anticipates that all nominees will be able to serve, in the event any one or more should be unable to do so, proxies will be voted for such substitute nominee or nominees as the Board in its discretion may recommend. Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority.

The following information is furnished for each continuing director and nominee:

Name; (Age);
Principal Occupation
During Last Five Years;                         Year First    Year
Directorships in Other                          Elected       Term
Public Companies                                Director      Expires
________________________                        __________    ________

Richard B. Covey (64), Partner in law firm of      1971(a)    1995
  Carter, Ledyard & Milburn

Doris M. Drury (67), John J. Sullivan              1986       1994
  Professor of Economics and Special
  Assistant to the President Regis University,
  Colorado (since January, 1990); previously
  Professor of Economics, University of Denver;
  President, Center for Business and Economic
  Forecasting, Inc.; Director, Public Service
  Company of Colorado, Inc. and Colorado National
  Bankshares, Inc.

James L. Heskett (60), Professor,                  1985       1995
  Harvard University Graduate School of
  Business Administration; Director, Cardinal
  Distribution, Inc.

(a) Includes period in which served as director of Equitable Life, which, in a 1977 reorganization, became a wholly-owned subsidiary of the Company.

Name; (Age);
Principal Occupation
During Last Five Years;                         Year First    Year
Directorships in Other                          Elected       Term
Public Companies                                Director      Expires
_______________________                         ___________   ________

Richard S. Ingham, Jr. (48), Vice President       ____        ____
  and Controller, Asterisk, Inc.
  (diversified media and retail holding
  company)

Fred S. Hubbell (42), Chairman                    1987        1994
  (since April, 1993), President, and
  Chief Executive Officer (since April,
  1989) of the Company, Equitable
  American Insurance Company ("Equitable
  American") (since January, 1993), and
  Equitable Life Insurance Company of Iowa
  ("Equitable Life") (since May, 1992),
  and Chairman of Equitable Investment
  Services, Inc. ("EISI") and USG Annuity
  & Life Company ("USG"); Director,
  Pioneer Hi-Bred International, Inc.

Robert E. Lee (58), Retired (February 1989)       1981        1995
  Chairman and Director, First Interstate
  Bank of Denver (commercial banking);
  since March 1989, Executive Director, The
  Denver Foundation (community foundation);
  Director, Meredith Corporation, and
  Storage Technology Corporation

James E. Luhrs (59), Consultant to the Company,   1983        1995
  President and Chief Executive Officer,
  Equitable Life (prior to May, 1992)

Jack D. Rehm (61), Chairman (since July, 1992),   1988        1996
  President and Director (since February 1988)
  and Chief Executive Officer (since February
  1989) and previously an officer, Meredith
  Corporation (diversified media company);
  Director, The Vernon Company and Inter-
  national Multifoods, Inc.

Thomas N. Urban (59), Chairman, President and     1979        1994
  Director, Pioneer Hi-Bred International, Inc.
  (hybrid seed corn business), Director, Sigma
  Aldrich Corp.

Hans F. E. Wachtmeister (49), Teacher, Belmont    1981        1996
  Hill School, Belmont, Massachusetts (since
  August 1987).

Richard S. White (56), General Manager (since     1993        1996
  December 1982) of the John Deere Des Moines
  Works of Deere & Company.

Committees of the Board of Directors

The Board of Directors has standing Compensation and Audit Committees and does not have a standing Nominating Committee. The Compensation Committee administers the executive compensation and benefit programs of the Company and its subsidiaries. It is composed of four directors, Dr. Drury, Messrs. Covey, Lee, and Rehm, who are not employees of the Company. The Committee met three times during 1993 to evaluate the executive compensation program. The Committee sometimes seeks advice from outside consultants in evaluating compensation levels and benefit programs. The Committee each year reviews and approves salaries for the Company's Board of Directors and executive personnel and administers incentive compensation programs. The report of the Compensation Committee on these compensation and benefit programs is provided below.

The Audit Committee is composed of four directors, Messrs. Heskett, Ingham, Urban, and White, who are not Company employees. The Committee met three times in 1993 with the Company's independent auditors, internal auditors, and other personnel to review internal financial controls, the principles and practices of financial reporting, contingencies which might affect the Company's financial position, the impact of regulatory requirements, and the adequacy of the Company's disclosure. The Committee reviews the application of accounting principles and practices, including adequacy of disclosure, and the work of internal auditors and comments and recommendations of the independent auditors. The Committee also nominates the independent auditors, reviews the independent auditors' examination and reports and the Company's system of internal controls, and determines whether the independent auditors have access to all necessary data.

The Board also has an Executive Committee whose members are Messrs. Covey, Heskett, Hubbell, Ingham, Lee, and Urban.

Compensation of the Board of Directors

The Board of Directors held five meetings during 1993. All members attended at least 75% of the total number of meetings of the Board and committees of the Board on which they served. In 1993 compensation of the non-employee directors of the Company consisted of an annual fee of $12,000 and $750 for each Board and Committee meeting attended, and an additional $750 was paid to the Chair of each Committee. The Company has a program by which non-employee directors may receive restricted stock in lieu of their annual fees. The restricted stock vests at the end of each year of service on the Board of Directors and entitles the director to all incidents of ownership including the payment of dividends. Nine directors have elected to participate in this program.

Mr. Luhrs serves as an independent contractor/consultant to the Company until April 1, 1995 pursuant to an Agreement entered into in 1992 and receives $65,000 for each of the final two years of the Agreement. Mr. Luhrs will, prior to April 30, 1995, remain eligible for payment and vesting of previously granted awards.

Executive Officers of the Company

Executive officers of the Company do not have fixed terms but serve until removed by the Board of Directors. The principal occupations of each of the persons named below are their respective offices with the Company or its
subsidiaries for more than the past five years unless otherwise noted.   The
executive officers of the Company are:

Lawrence V. Durland, Jr. Age 47. Senior Vice President of the Company, Equitable American and Equitable Life.

William E. Heng. Age 48. Senior Vice President-Administration of Equitable Life and USG.

Fred S. Hubbell. Age 42. Chairman (since April, 1993), President and Chief Executive Officer (since April, 1989) of the Company, Equitable American (since January, 1993), Equitable Life (since May, 1992), and Chairman of EISI and USG.

Paul E. Larson. Age 41. Executive Vice President, Treasurer and Chief Financial Officer of the Company, Equitable American (since January, 1993) and USG, and Executive Vice President and Chief Financial Officer of Equitable Life.

Jon P. Newsome. Age 51. Executive Vice President-Sales and Marketing of the Company, Equitable Life (since August, 1993), President and Chief Executive Officer of USG.

John A. Merriman. Age 51. Secretary and General Counsel of the Company, USG and Equitable American (since January, 1993) and Assistant Secretary and General Counsel of Equitable Life.

Paul R. Schlaack. Age 47. President and Chief Executive Officer of EISI, the Company's investment management subsidiary.

David A. Terwilliger. Age 36. Vice President and Controller of the Company, Equitable American (since January, 1993), EISI, Equitable Life, and USG.

Security Ownership of Management

The following sets forth, as of March 10, 1994, the beneficial security ownership of the Company's Common Stock by the directors and named executive officers individually and the directors and executive officers as a group:

Name                    Number of Shares (1)       Percent of Class (2)
_________________________________________________________________________

Mr. Covey                       18,668                     *
Dr. Drury                       11,628                     *
Mr. Heskett                     12,428                     *
Mr. Hubbell                    638,004                     2.0%
Mr. Ingham                   3,139,348                     9.9%
Mr. Ingham, Jr.                 24,004                     *
Mr. Lee                          7,982                     *
Mr. Luhrs                      148,756                     *
Mr. Rehm                        16,155                     *
Mr. Urban                       15,228                     *
Mr. Wachtmeister             1,924,392                     6.1%
Mr. White                        1,488                     *
Mr. Durland, Jr.                86,406                     *
Mr. Heng                        18,163                     *
Mr. Larson                     114,247                     *
Mr. Merriman                   109,700                     *
Mr. Newsome                     90,352                     *
Mr. Schlaack                   226,750                     *
Mr. Terwilliger                  7,907                     *

All directors and executive
officers as a group (19)     6,611,606                    20.8%

(1) Included are shares held beneficially or of record by spouses and shares held by a fiduciary, but the directors disclaim beneficial ownership of such shares as follows: Hubbell, 156,730; Ingham, 3,122,120; and Wachtmeister, 1,835,056. Beneficial owners have sole voting and investment power with respect to all shares except for those held by trustees. Includes shares subject to exercisable options: Durland, Jr., 18,600; Heng, 4,200; Hubbell, 89,300; Larson, 55,200; Luhrs, 44,000; Merriman, 40,400; Newsome, 29,400;
Schlaack, 20,000; Terwilliger, 600; and all directors and executive officers as a group, 305,700. Includes shares held in Company 401(k) Savings Plan by the following persons: Durland, Jr., 11,356; Heng, 7,171; Hubbell, 18,638; Larson, 8,213; Luhrs, 16,436; Merriman, 13,319; Schlaack, 18,966; Terwilliger, 5,350; and all directors and executive officers as a group, 99,449.

(2) An (*) indicates that the individual's ownership interests of the Company's Common Stock is less than one percent.

                    EXECUTIVE COMPENSATION AND BENEFITS

                         SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries for the last three fiscal years with respect to Mr. Hubbell, as the Company's Chief Executive Officer, and each of the next four most highly compensated executive officers (the "named executive officers"):

                  Annual Compensation         Long Term Compensation



                                                Awards      Payouts
                                                                     All
                                          Restricted                 Other
Name and                                  Stock             LTIP     Compen-
Principal               Salary    Bonus   Awards   Options  Payouts  sation
Position          Year    ($)      ($)    ($)(1)   (#)(2)   ($)(3)   ($)(4)
_____________________________________________________________________________

Fred S. Hubbell   1993  395,833  320,000  267,600  34,000   27,073  14,497
President & CEO   1992  345,000  210,000   - 0 -   38,000  113,366   9,364
                  1991  328,750  181,500   - 0 -   36,000   - 0 -    9,238

Paul R. Schlaack  1993  279,917  281,000  223,000  18,000   34,330  14,497
President & CEO   1992  264,250  265,320   - 0 -   20,000   79,968   9,364
EISI              1991  251,750  212,520   - 0 -   20,000   - 0 -    9,238

Jon P. Newsome    1993  266,539  119,250   98,008  29,000   23,214  14,497
President & CEO   1992  227,750  101,640   - 0 -   22,000    9,600   9,364
USG               1991  214,750   89,380   - 0 -   18,000   - 0 -    9,238

Paul E. Larson    1993  193,583   85,950   78,997  21,000   11,018  14,497
Executive V.P.,   1992  170,250   77,850   - 0 -   16,800   18,092   9,368
Treas. & CFO      1991  160,750   66,420   - 0 -   16,000   - 0 -    9,238

Lawrence V.       1993  188,333   75,600   68,294   8,000   - 0 -    4,283
Durland, Jr.,     1992  180,500   48,870   - 0 -    8,000   - 0 -    4,364
Sr. V.P.          1991  172,750   38,500   - 0 -    8,000   - 0 -    4,238

(1) Valuation of awards based upon fair market value stock price of $27.875 on May 1, 1993. 1993 restricted stock awards vest 10% after 2nd year, 30% after 3rd year, 60% after 4th year, and 100% after 5th year. 1990 restricted stock awards vest March 9, 1995. At December 31, 1993 (based upon the fair market value stock price of $33.875) the number and market value of all shares of restricted stock held by each of the named executive officers were as follows: Mr. Hubbell (81,600; $2,764,200), Mr. Schlaack (56,000; $1,897,000), Mr. Newsome (33,516;
     $1,135,355), Mr. Larson (30,834; $1,044,502), Mr. Durland, Jr.
     (26,450; $895,994). Restricted stock awards will vest in the event of a change of control of the Company. The shareholder is entitled to receive cash dividends and has all other rights as a shareholder as to such shares prior to vesting, however upon voluntary termination by the shareholder prior to vesting the full award is forfeited. Any future grants of restricted shares to the named executive officers will be consistent with the compensation philosophy of the Company discussed below. Other than grants of restricted stock under the Company's stock purchase incentive plan discussed below, further grants are not contemplated prior to the vesting of the 1990 awards. All share information presented to reflect two for one stock split effective June 1, 1993.

(2) Awards comprised of qualified and non-qualified stock options. All options were granted with an exercise price equal to the then fair market value of the underlying stock. Five year vesting period with 20% exercisable after 3rd year, 50% after 4th year, and 100% after 5th year. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest and the 1991 options were granted in tandem with limited stock appreciation rights exercisable in cash, in the event of a change of control of the Company.

(3) Payments represent cash bonus received by the named executive officer upon the achievement of specified three year cumulative performance goals. The earned bonus vests consistent with the option to which it is associated and is paid only upon the exercise of the option held by the named executive officer.

(4) This compensation includes the payment of $10,000 to each named executive officer in lieu of typical perquisite payments except for Mr. Durland, Jr., who is not eligible to receive these payments. The payments are classified as taxable income and are required to be applied to specified business expenses of the named executive. Additionally, this compensation includes contributions to the Company's 401(k) Plan on behalf of each named executive officer to match a portion of their pre-tax deferral contributions (included under the Salary column) made by each to such plan.

                      OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's 1992 Stock Incentive Plan:

          Number of     Percent of
          Securities    Total Options                         Grant
          Underlying    Granted to      Exercise              Date
          Options       Employees       or Base   Expiration  Present
          Granted(#)    in Fiscal       Price     Date        Value
             (1)        Year            ($/sh)                $ (2)
______________________________________________________________________________

Fred S.    34,000         14.3%          25.75     3-03-03     315,520
Hubbell

Paul R.    18,000          7.6%          25.75     3-03-03     167,040
Schlaack

Jon P.     24,000         10.1%          25.75     3-03-03     222,720
Newsome     5,000          2.1%          36.75    10-06-03      66,250

Paul E.    16,000          6.7%          25.75     3-03-03     148,480
Larson      5,000          2.1%          36.75    10-06-03      66,250

Lawrence V. 8,000          3.4%          25.75     3-03-03      74,240
Durland, Jr.

(1) Options were granted with exercise price equal to the then fair market value of the underlying stock. Five year vesting period with 20% exercisable after 3rd year, 50% after 4th year, and 100% after 5th year. Unvested options are forfeited upon a voluntary termination of employment with the Company. The options will vest in the event of a change of control of the Company. One-half of each option grant expiring on March 3, 2003 is an incentive stock option.

(2) Value of $9.28 per share for the March 3 options and $13.25 for the October 6 options are derived through application of the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by the named individual will be at or near the value estimated by the Black-Scholes model. The estimated values derived are based on assumptions of a 6% risk-free rate of return, an expected stock price volatility of .39 calculated using stock prices for 5 years prior to the grant date, a 2.7% future dividend yield which is approximately equal to the Company's Common Stock historical dividend yield, and 10 years to time of exercise. A downward adjustment of 13% was made to the valuation to reflect the risk of forfeiture characteristics of the options. If there is no stock price appreciation above the option exercise price, the option will have no value. If the stock price appreciates at levels equal to that determined by the Black-Scholes model, the value appreciation realized by all shareholders based on the March 3 options and stock price will be $270 million of which the named executive officers would receive .3% or approximately $900,000 of such increase in value. In addition, if the stock price, based on the October 6 options and stock price, appreciates at levels equal to that determined by the Black-Scholes model, the value appreciation received by all shareholders will be $387 million of which the named executive officers would receive .1% or approximately $150,000 of such increase in value.

          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FY-END OPTION/SAR VALUES

  The following table provides information, with respect to named executive
officers,   concerning the exercise of options during the last fiscal year
and value of unexercised   options held as of the end of the fiscal year:

                                          Number of
                                          securities        Value of
                                          underlying        unexercised
                                          unexercised       in-the-money
                    Shares                options/SARs      options/SARs
                    Acquired   Value      at Fy-End(#)      at Fy-End($)
                    on         Realized   exercisable/      exercisable/
  Name              Exercise   ($)(1)     unexercisable     unexercisable
                     (#)                                      (2)
__________________________________________________________________________

  Fred S. Hubbell    44,000    1,114,694      42,900/          1,186,488/
                                             173,200           3,932,925

  Paul R. Schlaack   24,800      443,025           0/                  0/
                                              84,000           1,872,125

  Jon P. Newsome     13,200      290,602      11,000/            315,219/
                                              91,800           1,821,263

  Paul E. Larson     18,200      444,388      30,000/            832,000/
                                              85,800           1,837,100

  Lawrence V.
     Durland, Jr.    14,400      411,075       8,000/            220,875/
                                              38,000             854,002

  (1) Value realized determined from market price on date of exercise less the exercise price.

  (2) Value determined from market price at fiscal year end ($33.875) less exercise price. The actual value, if any, an executive may realize will depend on the stock price on date of exercise of option, so there is no assurance the value stated will be equal to the value realized by the executive.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
       EIC, S&P 500 COMPOSITE INDEX, VALUE LINE INSURANCE:  LIFE INDEX


 The following performance graph provides comparative cumulative, five year shareholder returns on an indexed basis of the Company's Common Stock with the Standard & Poor's 500 Composite Index and the Value Line Insurance:
Life Index. This latter published industry index reflects the analysis of the performance of fifteen life insurance companies selected by Value Line Institutional Services.






                               PERFORMANCE GRAPH














                 1989     1990       1991     1992      1993
               _______  _______    _______  _______   _______

   EIC         $147.32  $ 84.31    $218.52  $481.25   $734.53
   S&P 500     $131.49  $127.32    $166.21  $179.30   $197.23
   Life Index  $155.78  $135.01    $197.50  $259.77   $261.72



*Assumes $100 invested on December 31, 1988, in
  EIC Common Stock, S&P 500 Composite Index,
  and Value Line Insurance:   Life Index.
  Cumulative total return assumes reinvestment of dividends.

Employee Pension Plan. The Company and its wholly owned subsidiaries maintain noncontributory defined benefit pension plans for all employees. As participants must be age 55 to receive any benefits, none of the named executive officers are presently eligible for retirement benefits under the plan. The amounts paid by the employer are determined on an aggregate actuarial basis, and no specific amounts are set aside for any individual. In 1993 no contribution was required to fund the plan. The level of the pension benefit is determined by an employee's salary and years of service.

Messrs. Hubbell, Schlaack, Larson, Durland, Jr. and Newsome have 11, 9, 17, 8, and 5 years of credited service, respectively. Retirement benefits from Social Security are taken into account by crediting a lower rate of benefit accrued on that portion of participant's salary subject to Social Security taxation than on the portion above the maximum Social Security taxable wage base. After service for seven years, the pension plan benefit is fully vested.

The following Table sets forth the annual retirement benefits under the formula based on a straight life annuity, assuming retirement at age 65, currently payable for the indicated combinations of salary and years of service. The table shows the combined amount that would be payable from the pension plan, excess benefit plan, and supplemental plan.

                                         Years of Service

                ______________________________________________________________
Final Five-Year
Average Annual
Compensation          15          20           25           30           35

$125,000           $ 40,598    $ 54,131     $ 67,663     $ 67,663     $ 67,663
$150,000             49,035      65,381       81,726       81,726       81,726
$175,000             57,473      76,631       95,788       95,788       95,788
$200,000             65,910      87,881      109,851      109,851      109,851
$225,000             74,348      99,131      123,913      123,913      123,913
$250,000             82,785     110,381      137,976      137,976      137,976
$300,000             99,660     132,881      166,101      166,101      166,101
$400,000            133,410     177,881      222,351      222,351      222,351
$450,000            150,285     200,381      250,476      250,476      250,476
$500,000            167,160     222,881      278,601      278,601      278,601

                       OTHER COMPENSATION ARRANGEMENTS

The named executive officers are participants in the Company's Executive Severance Pay Plan. This Plan provides benefits, depending upon length of service but limited to one year's salary. Benefits accrue to eligible employees under the Plan on termination of employment but compensation from other employment, disability or retirement plans is deducted from benefits otherwise payable. The Plan provides that upon a change of control of the Company, benefits will vest if the named executives are terminated within two years of the occurrence of such an event.

The named executive officers are participants in the Company's Key Employee Incentive Plan. This Plan is a means for the Company to provide incentives and rewards to those persons who are in a position to contribute significantly to the long term profits and growth of the Company. Various programs are administered by the Compensation Committee under this Plan. The Plan also provides acceleration of awards at specified target levels in the event of a change of control of the Company.

Various award programs under the Company's 1982 and 1992 Stock Incentive Plan have been established in which the named executive officers are participants. These Plans contain provisions which allow for vesting of awards upon termination of employment, as a result of designated events, and for acceleration of awards upon a change of control of the Company.


                 REPORT OF COMPANY'S COMPENSATION COMMITTEE

Under rules established by the Securities and Exchange Commission, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and the next four most highly compensated executive officers. The disclosure requirements for these five individuals (the "named executive officers") include the use of tables set forth above and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee has prepared the following report.

Compensation Philosophy. This report describes the compensation philosophy followed by the Committee and resulting actions taken by the Company for the reporting periods shown in the various compensation tables supporting this report. The Committee approves payment amounts and award levels for executive officers of the Company and its subsidiaries. In its analysis and in reaching compensation related decisions, the Committee has direct access to both competitive data and an independent compensation consultant.

The executive compensation program of the Company has been designed to:

      * Provide a pay for performance policy that differentiates compensation amounts based upon corporate and individual performance as compared to the life insurance industry;

      * Motivate key senior officers to achieve strategic business initiatives and reward them for such achievement;

      * Provide compensation opportunities which are comparable to those offered by other leading companies, thus allowing the Company to compete for and retain talented executives who are important to the Company's long-term success; and

      * Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

At present, the executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of cash incentives, stock options and restricted stock and benefits typically offered to executives by similar corporations. Salary and standard annual incentive payouts are targeted at the 50th percentile of industry surveys. These independently prepared surveys provide specific data on compensation paid at various executive levels of life insurance companies of comparable asset size, and include many companies included in the published industry index presented in the Performance Graph on page 12, but are not limited to them. An individual's total cash compensation can exceed industry averages when cash bonus payouts are greater than targeted levels based on the performance of the Company exceeding that of the industry on average. Stock options and restricted stock are used to align managers' interests with those of the shareholders but significant vesting periods are also used to encourage long term stock ownership and retention as employees.

As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based upon performance incentives and less on salary and employee benefits, causing greater potential variability in the individual's absolute compensation level from year-to-year. In addition, the higher that one rises in the organization, the greater the mix of compensation shifts to stock-based awards.

CEO's Compensation. Mr. Hubbell's base salary was increased from $350,000 to $400,000 (14.3%) effective February 1, 1993. This increase reflected consideration of (1) compensation data provided by comparative industry surveys, (2) the Committee's assessment of performance over the previous one-year period which exceeded or met agreed upon objectives including, in order of importance, increased operating earnings, return on equity, growth of assets, achievement of a return on assets objective while maintaining adequate capitalization to retain current ratings from the A.M. Best and Standard & Poors rating agencies, maintaining adequate spreads consistent with insurance product pricing, and reducing delinquencies, reducing higher risk assets and increasing life insurance sales, and (3) a comparison of the financial performance of the Company for the previous one year period which exceeded or met that of comparable life insurance companies. While the relative weight assigned to each factor, or component thereof, is not quantified, greatest weight is given to comparative compensation industry data. The independently prepared industry surveys utilized are national in scope and include information from nationally recognized compensation consulting firms. These surveys include many of the companies in the index shown on page 12, but are not limited to them. These surveys are used to define the midpoint of Mr. Hubbell's salary range for his base salary whereas his level of performance, along with the performance of the Company compared to the companies in the index and other life insurance and annuity companies, determines his comparative position within the salary range.
The base salary was set somewhat below the 50% level shown by the surveys after consideration of all of the factors. The cash bonus if earned may increase Mr. Hubbell's total compensation above the 50% level relative to the industry survey data.

Mr. Hubbell earned a cash bonus for 1993 in the amount of $320,000 based on a statistical review of predetermined targets for the Company's 1993 performance. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Mr. Hubbell's incentive opportunity may range from 0% - 80% of his base salary. In 1993 Mr. Hubbell earned an 80% incentive bonus payment for the Company's 1993 performance. The performance of the Company considerably exceeded the target level and industry average, hence Mr. Hubbell's bonus payment was at the maximum level.

In 1993 Mr. Hubbell was granted an option to purchase 34,000 shares of the Company's Common Stock at an exercise price of $25.75 per share which was equal to the market value of the stock on the date of grant. The amount of the option granted was determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as Mr. Hubbell's level of responsibilities, amounts of options and restricted stock awards previously granted, number of options exercised and held, and past and expected contributions to the Company.

In 1993 Mr. Hubbell received 9,600 shares of restricted stock under the 1992 Stock Purchase Incentive Plan for increasing his direct holdings by a pre-established target set by the Committee prior to the commencement of the Plan. This award represents 20% of the amount by which his shareholdings increased over the 12 month period. These shares are reported in the Summary Compensation Table and vest over a 5 year period.

Mr. Hubbell also received $10,000 in lieu of typical perquisite payments. This payment is classified as taxable income and is applied directly to
business expenses.   In addition the Company contributed $4,497 to Mr.
Hubbell's 401(k) account.

Salaries. Effective February 1, 1993, the Committee increased the salaries paid to the other executive officers. Those individuals were granted salary increases based on individual performance compared to their agreed upon objectives and national insurance industry compensation data for executive officers with similar levels of responsibilities at life insurance companies of comparable asset size. As considered in establishing Mr. Hubbell's compensation, the compensation survey data is used to define the competitive midpoint of each executive's salary range and individual and Company performance determines comparative position within the range.

Effective September 1, 1993, the Committee approved salary increases for certain executive officers of the Company based upon increases in responsibilities resulting from the Company's new organizational structure. The Committee considered current industry survey data and proxy analysis comparing base salaries of the affected executives to comparable positions in similar organizations.

Bonus Awards for 1993. In 1993, the named executive officers of the Company earned cash bonuses based on a review of the Company's 1993 performance compared to predetermined targets. This review included an assessment of how the Company's operating earnings and return on equity compared with established objectives based upon expected industry performance in those same performance measures. Payment was based on the degree of statistical achievement of the above mentioned performance objectives which the Committee established in January, 1993. The performance of the Company considerably exceeded the target level and industry averages, hence each executive officer's bonus payment was at the maximum level.

Stock Awards in 1993 . The Company's stock incentive plans are designed to align a significant portion of the executive compensation program with shareholder interests. These shareholder approved plans permit the granting of several different types of stock-based awards. Two types of awards have been granted to executive officers and other key employees under the 1992 Stock Incentive Plan. Substantially all awards have been in the form of stock options which grant the participant a right to purchase shares of common stock, subject to a significant vesting period, over a ten-year period. The exercise price of the options is equal to the fair market value per share as of the date the option is granted. The amount of options granted is determined by the practices of other comparable companies as verified by external surveys and outside consultants, as well as each executive officer's level of responsibilities, amounts of options and restricted stock awards previously granted, number of options exercised and held, and past and expected contributions to the Company. Additionally restricted stock has been awarded to participants. These are awards of shares of common stock which cannot be sold or otherwise disposed of until the applicable restriction period lapses and which are forfeited if the participant terminates employment for any reason other than retirement, disability or death prior to the lapsing of the restriction period (or applicable portion of such period). This Stock Purchase Incentive Plan is designed to increase management's ownership of Company stock over a five year period. Under this program the Committee awards restricted stock equal to 20% of the amount of increased individual ownership of the Company's stock.

All stock awards granted in 1993 did not exceed 1% of the total outstanding stock of the Company. The Committee intends to maintain this annual award limit over time. In granting stock options and restricted stock, the Committee took into account the practices of other comparable companies as verified by external surveys and outside consultants, as well as the executive's level of responsibility, number of options exercised and held, and past and expected contributions to the Company.

In 1993 Section 162(m) of the Internal Revenue Code was amended to place limitations on the deductibility to the Company of compensation paid to the named executive officers. The current policy of the Committee is to establish executive compensation levels and programs that will be competitive within the industry and attract highly talented individuals.
It is the goal of the Committee that executive compensation will be structured so as not to be subject to the deductibility limitations of
Section 162(m) to the extent practical and consistent with its compensation policy.


                                            EQUITABLE OF IOWA COMPANIES
                                            COMPENSATION COMMITTEE

                                            By:  Robert E. Lee, Chairman
                                                 Richard B. Covey
                                                 Doris M. Drury
                                                 Jack D. Rehm


                   CERTAIN RELATIONSHIPS AND TRANSACTIONS

Hubbell Realty Company ("Hubbell Company") is a one-third partner and is managing general partner in a partnership owning an office and retail complex in downtown Des Moines, Iowa. The Company is a primary guarantor, secured by a mortgage and guarantees from the partners, of the partnership's $26,310,013 permanent financing and receives an annual fee of $148,322. Company subsidiaries have leased Hubbell Company properties. In 1993 the Company paid to the partnership fees and rent totaling $365,473. The Board of Directors believes that these fee and lease terms are comparable to those which would have been paid to an unrelated party. Certain Company directors and officers are also directors or shareholders of Hubbell Company, all of whose voting securities are owned by Hubbell family members.

Compensation Committee Interlocks and Insider Participation
Mr. Hubbell serves as the Chairman of the Compensation Committee of Pioneer Hi-Bred International, Inc. Mr. Urban, who is the Chairman and President of Pioneer Hi-Bred International, Inc., serves as a member of the Board of Directors of the Company. The Board of Directors does not believe that this relationship has provided Mr. Hubbell with any favorable compensation arrangements or authority which would not have otherwise been granted to him by the Board of Directors as the Chief Executive Officer of the Company.

Compliance with Section 16(a) of the Securities Exchange Act of 1934
Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from these persons, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with, with one exception. In a single transaction, Mr. Luhrs exercised stock options and properly reported this activity, however, the report of the related disposition of shares acquired on exercise of the options was not timely made.


                            APPROVAL OF AUDITORS

The Board of Directors has appointed the accounting firm of Ernst & Young to act as independent auditors for the Company during 1994. The Company knows of no direct or material indirect financial interest of this accounting firm in the Company. Representatives of Ernst & Young are expected to be present at the Meeting, may make a statement if they desire to do so, and will be available to respond to appropriate questions.


                            SHAREHOLDER PROPOSALS

To be included in the proxy statement and form of proxy for the 1995 Annual Meeting of Shareholders, shareholder proposals intended to be presented at that meeting must be received by the Company at its principal office no later than December 1, 1994 and otherwise be in compliance with applicable securities laws.

                                OTHER MATTERS

Management does not know of any matters to be presented at the meeting other than those stated above. If any other business should come before the meeting, the persons named in the enclosed proxy will vote thereon as he or they determine to be in the best interests of the Company.

A copy of the Annual Report to Shareholders for 1993 is mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.

                      By Order of the Board of Directors.

                              John A. Merriman
                                  Secretary

Des Moines, Iowa
March 18, 1994

                      EQUITABLE OF IOWA COMPANIES
                Proxy For Annual Meeting of Shareholders
                             April 28, 1994
           This proxy is solicited by the Board of Directors

     The undersigned hereby appoints FREDERICK S. HUBBELL, PAUL E. LARSON AND JOHN A. MERRIMAN, and each of them as Proxies, with power of substitution in each, to vote all shares of the Common Stock of Equitable of Iowa Companies (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 28, 1994 at 9:30 a.m., Des Moines local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement dated March 18, 1994, a copy of which has been received by the undersigned, as follows:

                       PLEASE MARK VOTES [ ] OR [X]
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" EACH OF THE MATTERS STATED.

1.  ELECTION OF DIRECTORS:
    [ ] FOR electing all nominees           [ ] WITHHOLD AUTHORITY to vote for
        listed below (except as                 all nominees listed below.
        marked to the contrary.)
                     Doris M. Drury, Fred S. Hubbell,
               Richard S. Ingham, Jr., and Thomas N. Urban
        (INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the space below.)
______________________________________________________________________________

2.  APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG AS AUDITORS FOR THE COMPANY.
                [ ] FOR          [ ] AGAINST        [ ] ABSTAIN
3. The Proxies are authorized to vote upon such other matters as may properly come before the meeting as they determine to be in the best interests of the Company.

                                   Dated _______________________________, 1994

                                   ___________________________________________

                                   ___________________________________________
                                          Signature of Shareholder(s)
                                   IMPORTANT:  Please mark this proxy, date,
                                   sign exactly as your name(s) appear(s) and return in the enclosed envelope. If shares are held jointly, signature should indicate that status. Trustees and others signing in a representative capacity should so indicate.
           (Please complete, date, sign and mail this Proxy Card in the envelope provided)